Exhibit 10.5

SOMERSET SAVINGS BANK, SLA

DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2019

(Originally effective as of February 1, 1988)

December, 2018

i

ARTICLE III	7
CONTRIBUTIONS TO THE PLAN	7
3.1 Salary Deferral Contributions	7
3.2 Change or Revocation of Salary Deferral Elections	7
3.3 Linked Plan Procedures	7

ARTICLE IV	8
PARTICIPANT ACCOUNTS	8
4.1 Accounts	8

ARTICLE V	8
DISTRIBUTIONS	8
5.1 Time and Form of Payment	8
5.2 Time and Form of Payment Upon Death	9
5.3 Time and Form of Payment Upon Disability	10
5.4 RESERVED	10
5.5 Withdrawals for Unforeseeable Emergencies	10
5.6 Compliance with Section 409A	10
5.7 Changes in the Time and Form of Distributions	10

ARTICLE VI	11
VESTING	11
6.1 Nonforfeitable Amounts	11

ARTICLE VII	11
CLAIMS PROCEDURES	11
7.1 Claims and Review Procedures	11

ARTICLE VIII	13
GENERAL PROVISIONS	13
8.1 Former Employees	13
8.2 Plan Unfunded	13
8.3 Unsecured Creditor	13
8.4 Administration	14
8.5 Plan Interpretation	15
8.6 Benefits Non-Assignable	15
8.7 Amendment and Termination	15
8.8 Employment Not Guaranteed by Plan	15
8.9 Compliance With a Code	15
8.10 Consequences of a Violation	16
8.11 FICA Taxes	16
8.12 Taxes	16
8.13 Effective Date of Linked Plan Rules	16
8.14 No Specified Employees	16
8.15 Top Hat Plan	16
8.16 Merger or Acquisition	16

ii

8.17 Satisfaction of Liability	17
8.18 Substitute Payee	17
8.19 Required Information	17
8.20 Binding Upon Successors	17
8.21 Annual Statement	17
8.22 Expenses	17
8.23 Form of Communication	17
8.24 Gender and Number	17
8.25 Captions	17
8.26 Severability	17
8.27 Binding Agreement	18
8.28 Governing Laws	18

iii

PREAMBLE

WHEREAS, Somerset Savings Bank, SLA (the “Bank” or the “Company”) adopted a nonqualified retirement plan, known as the Somerset Savings Bank, SLA Executive Deferred Compensation Plan effective as of February 1, 1988 (the “1988 Plan” or the “Plan”) for the benefit of certain key employees and directors of the Bank; and

WHEREAS, the purpose of the Plan was to permit eligible Highly Compensated Employees and Directors to elect to defer current compensation until after a termination of employment or service as a Director; and

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), as enacted under the American Jobs Creation Act of 2004 (“AJCA”) imposed new rules regarding employee salary deferrals, and the time and form of distributions under nonqualified retirement plans, such as the 1988 Plan; and

WHEREAS, all benefits to which employees had a legally binding right, and no substantial risk of forfeiture effective as of December 31, 2004, could have been governed by the terms of the 1988 Plan and did not need to be subject to Section 409A under a special “grandfather rule”; and

WHEREAS, to avoid excess administration for the 1988 Plan, the Bank elected to administer the benefits accrued before January 1, 2005 under the 1988 Plan as if Section 409A applied to them, so that no benefits were treated as “grandfathered” under the “grandfather rule”; and

WHEREAS, to comply with Section 409A of the Code the Bank amended and restated the 1988 Plan effective as of January 1, 2005, for all deferred compensation benefits, including benefits accrued and vested prior to 2005, in accordance with all transition relief under IRS Notice 2005-1 and the Final Regulations issued under Section 409A; and

WHEREAS, to make additional changes and clarifications to the Plan, as more fully described herein, the Bank wishes to amend and restate the Plan effective as of January 1, 2019; and

WHEREAS, the intent of the Plan is to comply with the Final Regulations issued under Section 409A of the Code, including all IRS announcements, notices and any other guidance issued under Section 409A.

NOW, THEREFORE, effective January 1, 2019, the Somerset Savings Bank, SLA Deferred Compensation Plan (the “Deferred Compensation Plan” or the “Plan”) is amended and restated as follows:

ARTICLE I

DEFINITIONS

1.1    ”Account” means the bookkeeping entry maintained in the records of the Bank for each Participant representing the amount of Salary Deferral Contributions deferred under the Plan, and all interest, earnings, appreciation, depreciation, losses, expenses, or distributions credited or debited to such account. In connection with the administration and operation of the Plan, the Committee may elect to establish one or more Subaccounts within a Participant’s Account, including, without limitation, a Subaccount for Salary Deferral Contributions (and related amounts) made while serving in different capacities with the Bank and a Subaccount for Salary Deferral Contributions (and related amounts) to which a separate time and/or form of payment applies.

1.2    “Bank” means Somerset Savings Bank, SLA and any successor bank or other entity which adopts and continues this Plan.

1.3    ”Beneficiary” means any person entitled to receive benefits under the Plan upon the death of a Participant, as designated in a Beneficiary Designation Form executed by each Participant. A Participant’s Beneficiary Designation Form may be revoked or changed by the Participant at any time, without the consent of any Spouse or any previous Beneficiary. Any such designation, revocation or change shall be in writing, signed by the Participant and delivered to the Bank. In the event no Beneficiary is designated, or if any designated Beneficiary does not survive a Participant, all payments shall be made to the Participant’s Spouse, if any, or to the Participant’s estate.

1.4    “Benefit Commencement Date” means the commencement of benefits within 60 days after the earliest to occur of the following events:

(a)    A Participant’s Separation from Service, if an officer.

(b)    A Participant’s removal or resignation from the Board of Directors or, if earlier, the date the Participant selected for commencement of benefits in accordance with any elections made under Article 5 of the Plan.

(c)    The fixed date (if any) specified by the Participant in the Distribution Election Form provided by the Committee.

(d)    The Participant’s Disability.

In no event shall the Benefit Commencement Date be later than the end of the Plan Year in which a payment event occurs or, if later, 2 1⁄2 months after the date on which the payment event occurs.

1.5    ”Board” means the Board of Directors of Somerset Savings Bank, SLA as in office from time to time.

1.6    ”Code” means the Internal Revenue Code of 1986, as amended, and any regulations issued thereunder.

1.7    ”Committee” means the senior members of the Human Resources Department, unless other individuals are appointed by the Bank to supervise the administration of the Plan.

1.8    ”Compensation” means the total remuneration paid by the Bank during the calendar year, plus any contributions made by the Bank under any salary reduction or similar arrangement to a qualified plan under Sections 401(k) or Section 125 of the Code, but exclusive of any cost to the Bank for fringe benefits.

For a Participant who is a member of the Board of Directors, Compensation means the total annual cash fees paid to the Participant.

1.9    “Deferred Retirement Date” shall mean the first day of any month subsequent to the Participant’s Normal Retirement Date.

1.10    “Director” means a Participant who is a member of the Board of Directors of the Bank.

1.11    “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by an independent third party physician, selected within the discretion of the Committee. The determination of whether a Participant is disabled shall be determined by the Committee, in its sole discretion, but subject to the provisions of Section 409A.

1.12    “Effective Date” shall mean February 1, 1988. The effective date of the amendment and restatement of the Plan is January 1, 2019.

1.13    “Employee” shall mean a person who is employed by the Bank and who falls under the usual common law rules applicable in determining the employer-employee relationship.

1.14    ”Highly Compensated Employee” means an individual who is characterized as a highly compensated employee under Section 414(q) of the Code, or any other level established by the Committee. To the extent required by Department of Labor Regulation Section 2520.104-23, to permit the Plan to qualify as a “Top Hat” plan for a select group of highly compensated employees, the term Highly Compensated Employee shall be restricted by the Committee to satisfy this Department of Labor Regulation. To the extent any Participant is determined to no longer be a Highly Compensated Employee while actively participating in the Plan, all future deferrals shall terminate until such time as the Participant is once again determined to be a Highly Compensated Employee. The Committee shall have the discretion to take all actions necessary to preserve the “Top Hat” status of the Plan, including but not limited to distributing any benefits and terminating the participation of any Participant in the Plan, except to the extent such action would violate Section 409A.

1.15    ”Highly Compensated Participant” means a Highly Compensated Employee or Director who is selected to participate in the Plan.

1.16    “Key Employee” means an individual as described in Section 416(i) of the Code, determined without regard to Section 416(i)(5) thereof. For purposes of this provision, a Key Employee is an officer earning more than $180,000 in 2019 (with a limit of no more than 50 employees, or if less, the greater of 3 or 10% of all employees being treated as officers); a 5% owner; or a 1% owner having annual compensation of more than $150,000. All amounts shall automatically be increased as provided under the Code for cost of living or other changes.

1.17    “Normal Retirement Date” means;

(a)    For a Participant who is an officer of the Bank, the Normal Retirement Date as defined in the Somerset Savings Bank, SLA Association Pension Plan (i.e., age 65);

(b)    For a Participant who is a Director, the date on which the Participant’s benefits are to commence in accordance with Article V; or

For a Participant who is both an officer and a Director, the term Normal Retirement Date shall apply separately to amounts deferred as a result of each separate position.

1.18    ”Participant” means a Highly Compensated Employee or Director who participates in the Plan. Notwithstanding any provisions of the Plan, an individual for whom an Account is maintained under the Plan shall be considered a Participant, whether such individual is no longer a Highly Compensated Employee or Director, if he or she is still employed by the Bank or is a Director or has not received all benefits payable under the Plan.

1.19    “Performance-Based Compensation” means Compensation where the amount of, or entitlement to the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 months in which the Participant performs services. Organizational or individual performance criteria are considered established, in writing, by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include payments based on performance criteria that are not approved by the Committee or the Board of Directors, or similar entity in the case of a noncorporate service recipient, or by the shareholders or members of the Company. Notwithstanding any provisions above to the contrary, Performance-Based Compensation does not include any amount or portion of any amount that shall be paid either regardless of performance, or based upon the level of performance that is substantially certain to be met at the time the criteria is established. For purposes of the Bank, the Performance Period is July 1 to June 30.

1.20    “Plan” means the Somerset Savings Bank, SLA Deferred Compensation Plan, as established on February 1, 1988, as set forth herein and as amended from time to time.

1.21    ”Plan Year” means each 12-consecutive month period that begins on each January 1 and ends on the following December 31.

1.22    “Retirement” shall mean the termination of employment of a Participant on the Participant’s Normal or Deferred Retirement Date.

1.23    “Salary Deferral Contributions” means the amount of Compensation a Participant elects to defer under the terms of the Plan.

1.24    “Separation from Service” means a Participant is no longer employed by the Bank or any Related Entities. The term “Separation from Service” generally means a Participant is no longer employed by the Bank or any Related Entity on account of a termination of employment, Retirement, Disability or death, and is no longer serving as a Director. Consistent with the Final Treasury Regulation, or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if a Participant continues to perform services as a consultant or an employee in excess of any amount of time permitted under such guidance.

a.    Leave of Absence. For purposes of Section 409A, the employment relationship is treated as continuing in effect while a Participant is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Participant has a right to reemployment with the Employer provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship is deemed terminated, unless provided otherwise in any employment policies and procedures.

b.    Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by a Participant are insignificant, a Separation from Service shall be deemed to have occurred. For purposes of Section 409A, if a Participant is providing services to the Bank or any Related Entities at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not insignificant.

c.    Consulting Services. Where a Participant continues to provide services to the Bank or any Related Entities in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Participant is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

d.    Directors. For Directors, a Separation from Service shall occur when the Director is no longer receiving any fees or performing any services as a Director.

1.25    “Specified Employee” means a Key Employee as defined under Section 416 of the Code, who is employed by the Bank or any Related Entity which has its stock publicly traded on an established securities market. Since the Bank does not have any publicly traded stock, no Specified Employees exist.

1.26    ”Spouse” means the individual who is legally married to a Participant at the earlier of the Participant’s Benefit Commencement Date or death.

1.27    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant; loss of the Participant’s property due to casualty; or any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined under section 409A of the Code.

1.28    ”Valuation Date” means the last date of each Plan Year, or more frequent periods as determined within the discretion of the Committee.

ARTICLE II

ELIGIBILITY TO PARTICIPATE

2.1    Eligibility to Participate in Salary and Bonus Deferral or Director’s Fee Contributions. Each Highly Compensated Employee or Director who is participating in the Plan on the date of this amended and restated Plan shall be eligible to continue to participate in the Plan on such date.

Participants shall be eligible to participate in the Plan and make Salary Deferral Contributions or Director Fee’s Contributions upon being notified of their eligibility by the Committee, within its discretion. Each Participant may elect to participate in the Salary Deferral Contribution portion of the Plan by filing a written Salary Deferral Contribution Election Form with the Bank, within 30 days of being notified of the ability to make Salary Deferral Contributions to the Plan (the “Individual Election Period”) or during the annual election period established by the Committee prior to the beginning of any Plan Year (the “Open Election Period”). For purposes of the Plan, the Open Election Period shall be the December of each Plan Year.

2.2    Re-employment. If a Participant Separates from Service with the Bank, but is subsequently re-employed by the Bank, the Participant shall be entitled to resume participating in the Plan only in accordance with the procedures established under Section 2.1, within the discretion of the Board.

ARTICLE III

CONTRIBUTIONS TO THE PLAN

3.1    Salary Deferral Contributions. Each Participant in the Plan who is a Highly Compensated Employee or Director shall be eligible to elect to voluntarily defer the payment of all or any portion of any Compensation when such amounts would otherwise be payable to a Participant. Each Eligible Employee may elect to make Salary Deferral Contributions to the Plan by filing a written Salary Deferral Contribution Election Form with the Bank within the Individual Election Period after being notified of the ability to make Salary Deferral Contributions to the Plan, or during the Open Election Period prior to the beginning of each Plan Year.

Any election to defer any Bonus Payment hereunder must be made prior to the date fixed for the payment of such bonus and prior to the final determination of the amount of such bonus. Such election must also be made before the beginning of the Plan Year in which the services shall be performed to which the Bonus Payment relates. In no event shall any election be given effect unless it complies with the provisions of this Plan and Section 409A of the Code.

Consistent with the Open Election Period, with regard to any Performance-Based Compensation, the Committee may, within its discretion, allow a Participant to elect to defer a bonus payable in the following Plan Year, up until December 31 of the current Plan Year (i.e., more than 6 months from the end of the performance period ending the following June 30), as permitted under Section 409A of the Code. In no event, however, may an election to defer Performance-Based Compensation be made after such Compensation has become substantially certain to be paid and readily ascertainable.

3.2    Change or Revocation of Salary Deferral Elections. A Participant who does not elect to participate in the Plan during the Individual Election Period, or who wishes to change or suspend any Salary Deferral Contribution election for any future Plan Years must wait until the next Open Election Period in order to elect to participate in the Plan, or to change or suspend any elections. Once an election is made for any Plan Year, it may not otherwise be changed or suspended during the Plan Year in which such election is effective. Any efforts to change or suspend any Salary Deferral Contributions shall only become effective as of the first day of the next Plan Year.

3.3    Linked Plan Procedures. The Bank also maintains the Somerset Savings Bank,

SLA Section 401(k) Savings Plan (the “SSB 401(k) Plan”). Salary Deferral Elections under this Plan are made independent of any elections under the SSB 401(k) Plan. In addition, distribution elections are made separately between this Plan and the SSB 401(k) Plan. Accordingly, for purposes of Section 409A of the Code, the Plan and the SSB 401(k) Plan are “not” linked plans.

ARTICLE IV

PARTICIPANT ACCOUNTS

4.1    Accounts. All Salary Deferral Contributions made pursuant to Article III shall be credited to an Account maintained for each Participant. These Accounts shall be administered by the Committee and shall represent each Participant’s benefit under the Plan. Each Participant’s Account shall be credited with Salary Deferral Contributions on an annual basis. Each Participant’s Account shall also be credited with earnings and each Account shall be valued on a semi-annual or more frequent basis, as determined by the Committee (the “Valuation Date”). On every Valuation Date each Account shall be credited with the greater of (a) the highest certificate of deposit rate in effect each June 30 and December 31; or (b) the weighted average cost of all deposits of the Bank as of June 30 and December 31, compounded semi-annually. All earnings shall be prorated through the first day of any month in which a distribution occurs. In no event shall the creation of any sinking fund to satisfy the Bank’s obligations under the Plan be deemed to create any right to any specific assets for any Participant, or to otherwise cause the Plan to be funded. The earnings to be credited to Accounts under the Plan may be changed from time to time, within the discretion of the Board.

Any Account may also be valued by the Bank as of any other date as the Committee may authorize for (i) the purpose of determining the Account of any Participant entitled to payment of benefits or (ii) any other reason the Committee deems appropriate.

ARTICLE V

DISTRIBUTIONS

5.1    Time and Form of Payment.

(a)    Normal Form of Distribution. Except as provided in Section 5.2 (death) and Section 5.3 (disability), the normal form of distribution under the Plan, unless elected otherwise, shall be equal quarterly installments over a 10 year period of time, commencing on the Participant’s Benefit Commencement Date. Participants may elect, on forms in the manner prescribed by the Committee, to receive their benefits under one of the alternative methods of distribution.

All Accounts shall be paid (or commence to be paid) to the Participant upon voluntary or involuntary Separation from Service with the Bank, Retirement, or upon the occurrence of a Disability. All payments shall be based on the most recent Valuation Date preceding the payment of any benefit or occurrence of any payment event, as appropriate. A Participant shall continue to receive earnings on any balance remaining in the Participant’s Account, until all benefits are paid.

(b)    Elections. A Participant may, on forms and in the manner prescribed by the Committee, elect a specified date or time in which his benefits that are payable in accordance with Section 5.1 shall commence. Such election must be made when the Participant elects to participate in the Plan in accordance with Article III.

(c)    Elections Irrevocable. Any election made prior to the application of Section 409A was irrevocable. Elections may be changed only as permitted under Section 409A.

(d)    Alternative Forms of Distributions. In lieu of the normal form of distribution, Participants may elect, in accordance with procedures established by the Committee within 30 days of being notified of eligibility to participate in the Plan, to elect to receive their benefits in accordance with one of the following forms of distribution:

(i)    Equal quarterly installments over a period of 5 or 10 years; or

(ii)    A single lump sum cash payment.

The above payments shall commence as of any date selected by the Participant, in accordance with procedures established by the Plan Administrator.

(e)    Installment Payments. Each installment payment shall be treated as a separate payment for purposes of any change in distribution elections under Section 5.7.

5.2    Time and Form of Payment Upon Death. In the event of a Participant’s death, prior to Retirement, Disability or any other voluntary or involuntary Separation from Service, such Participant’s Account shall be paid in a single lump sum in cash. All payments shall commence or be paid by the Benefit Commencement Date (i.e., within 60 days following the occurrence of such event). All payments shall be based on the most recent Valuation Date preceding the payment of any benefit or occurrence of any payment event, as appropriate. A Beneficiary shall continue to receive earnings on any balance remaining in the Participant’s Account, until all benefits are paid.

If a Participant dies while receiving a series of installment payments under the Plan, all remaining amounts payable at the time of death shall be paid to the Participant’s Beneficiary in a single lump sum cash payment.

5.3    Time and Form of Payment Upon Disability. In the event of a Participant’s Disability prior to payment of a Participant’s entire Account, whether or not any benefits have commenced to be paid, and notwithstanding any other provisions of the Plan, the Bank shall make a single lump sum cash payment of the Participant’s Account, to the Participant or the Participant’s designated representative as soon as administratively practicable, but in no event later than the end of the Plan Year in which a Disability occurs or if later, 2 1⁄2 months after the date on which a Disability occurs .

5.4    RESERVED. [To consider acceleration under Section 409A. Not impermissible since automatically required.]

5.5    Withdrawals for Unforeseeable Emergencies.    A Participant shall be permitted to receive a withdrawal, prior to the occurrence of a Separation from Service, from the Participant’s Account, in the event of an Unforeseeable Emergency. A distribution shall only be permitted under this Section 5.5 if, consistent with the Final Regulations issued under Section 409A of the Code, the amount distributed with respect to an emergency does not exceed the amount necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into consideration the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not in and of itself cause severe financial hardship).

A Participant shall be required to submit proper documentation of any Unforeseeable Emergency, and the amount required to meet the Participant’s needs to the Committee. The Committee shall determine, in its sole discretion, whether the events constitute an Unforeseeable Emergency, and the amount required to meet the needs of the Participant, in accordance with the provisions of section 409A of the Code and all regulations issued thereunder. Payment shall be made as soon as administratively possible in the month following the month in which the Committee makes its determination regarding a Participant’s request for a distribution for an Unforeseeable Emergency. Any distribution under this provision shall be made in a single lump sum cash payment.

After a withdrawal under this Section 5.5, any and all Salary Deferral Contributions shall automatically be suspended for the Plan Year in which a distribution occurs.

5.6    Compliance with Section 409A. Participants do not have any discretion to elect any time or form of payment that is different than the payment methods established under the terms of the Plan. Accordingly, no discretion exists regarding the time and form of payment and the Plan is intended to comply with all provisions of Section 409A.

5.7    Changes in the Time and Form of Distributions. In accordance with Section 409A of the Code, a Participant may generally not change the time and/or form of a distribution under the Plan, except as provided in IRS Notice 2005-1 and the Final Regulations issued under Section 409A, or subsequent guidance.

In accordance with Final Treasury Regulations, a Participant may make a “subsequent election” to delay a payment or change the form of payment of an amount of deferred compensation. In order for such an election to be effective the election must be made 12 months prior to the date the payment is scheduled to be paid; the election cannot take effect until at least 12 months after the date upon which the election is made; and the payment with regard to such election must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made. For purposes of this provision, consistent with the Final Treasury Regulations or any other guidance, each installment payment to which any Participant shall be entitled shall be treated as a right to a series of separate payments, thereby permitting a Participant to elect to defer the payment of any quarterly installment, as long as such a deferral election is made consistent with the 12 month election rule and the 5 year delay in payment requirements of this Plan and Section 409A of the Code.

Consistent with the provisions of this Section 5.7, a Participant may elect an alternative date upon which to have benefits commence under the normal form of distribution or under any other manner of distribution permitted in accordance with Section 5.1 of the Plan.

The Committee shall establish uniform procedures, including a Distribution Election Form, in order to allow Participants to elect alternative forms of distributions. The Committee may also establish reasonable procedures to allow Participants to elect the form of distribution at the time they become Participants in the Plan. Participants may be allowed to change their form of distribution within the discretion of the Committee, as long as such action is taken in accordance with Section 409A of the Code.

ARTICLE VI

VESTING

6.1    Nonforfeitable Amounts. A Participant shall have a 100% nonforfeitable interest in all Salary Deferral Contributions which are credited under the Plan.

ARTICLE VII

CLAIMS PROCEDURES

7.1    Claims and Review Procedures. The Bank hereby adopts the following claims procedures to review all claims for benefits under the Plan, in accordance with Department of Labor Regulation 29 CFR §2560.503-1:

(a)    Benefit Claims. Claims for benefits shall be made in writing to the Bank through the Human Resources Department. In the event the Bank contracts with a person or corporation to process claims for any benefits, claims for such benefits shall be forwarded to such person or corporation as designated by the Bank. Whoever processes claims for benefits shall be referred to as the Claim Coordinator in this claims procedure.

The Claim Coordinator shall make all determinations as to the right of any claimant to a benefit under the Plan. If the Claim Coordinator denies in whole or in part any claim for a benefit under the Plan, the Claim Coordinator shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim by the Claim Coordinator, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claim Coordinator expects to render the final decision. If no notice of a decision or extension is provided, the claimant shall assume the claim has been denied.

The written notice, which the Claim Coordinator shall provide to every claimant who is denied a claim for benefits, shall be set forth in a manner calculated to be understood by the claimant:

(i)    The specific reason or reasons for the denial;

(ii)    Specific reference to pertinent Plan provisions on which the denial is based;

(iii)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)    Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review; and

(v)    A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on the claimant’s appeal.

A claimant or his authorized representative may request that the Committee review the denial of a claim by the Claim Coordinator. The Committee shall be established by the Corporation as the “Named Appeals Fiduciary,” as required under ERISA for reviewing claims, and shall serve as the Appeals Committee. Such request shall be made in writing and shall be presented to the Appeals Committee not more than 60 days after receipt by the claimant of written notification of the denial of a claim. The claimant shall have the right to review pertinent documents and to submit issues and comments in writing. The Appeals Committee shall make its decision on review not later than 60 days after receipt by the Appeals Committee of the claimant’s request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible but no later than 120 days after receipt by the Appeals Committee of the request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of review shall be in writing, shall be written in a manner calculated to be understood by the claimant, and shall include specific reasons for the decision, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA, and specific references to the pertinent Plan provisions on which the decision is based.

(b)    Compliance with Regulations. It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR §2560.503-1.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Former Employees. Any Participant in the Plan who has commenced to receive benefits on or before the Effective Date of this Plan or who has Separated from Service before the Effective Date of this Plan shall be governed by the provisions of the prior plans.

8.2    Plan Unfunded. The Plan shall be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no assets shall be set aside for the payment of benefits under the Plan, even if a trust is established to provide for the payment of any or all benefits hereunder. All benefits shall be paid from the general assets of the Bank, which remain subject to the claims of all general creditors of the Bank and to unrestricted use by the Bank until benefit payments are made. To the extent the Bank decides, within its discretion, to establish any trust or other internal funding vehicles, such as a sinking fund, to provide for the payment of benefits to Participants and assist in meeting the Bank’s obligations under the Plan, any such trusts shall be grantor trusts established in accordance with the provisions of Revenue Procedure 92-64. Any provisions which would cause any trust to fail to comply with Revenue Procedure 92-64, or any subsequent Internal Revenue Service rulings or pronouncements, shall be null and void, and the closest alternative provision contained in Revenue Procedure 92-64 shall apply, if appropriate. Notwithstanding any provisions to the contrary, in the event of a “Change in Control” of the Bank, if any benefits under the Plan are held in a “Rabbi Trust”, the assets transferred to the Rabbi Trust shall become irrevocably held by the Rabbi Trust and may not be recovered by the Bank or any Related Entities, or used by the Bank or any Related Entities for any corporate or other purposes.

8.3    Unsecured Creditor. The right of a Participant or his Beneficiaries to benefits under this Plan shall be solely that of unsecured creditors of the Bank. The benefits payable under the Plan constitute a mere promise by the Bank to make payments in the future, and does not otherwise create any rights in the Participant or any Beneficiaries.

8.4    Administration.

(a)    General. The Committee shall be in charge of the operation and the administration of the Plan. The Committee shall have the power to delegate specific responsibilities. Such delegations may be to other officers or employees of the Bank or to other individuals, all of whom shall serve at the pleasure of the Committee and, if full-time employees of the Company, without additional compensation.

(b)    Decision Process. The Committee shall act by a majority of its members unless unanimous consent is required by the Plan or by unanimous approval of its members if there are two or less members in office at the time. In the event of a Committee deadlock, the Committee shall determine the method for resolving such deadlock. No Committee member shall act upon any question pertaining solely to himself, and the other member or members shall make any determination required by the Plan in respect to such member.

(c)    Delegation. The Committee may, by unanimous consent, delegate specific authority and responsibilities to one or more of its members. The member or members so designated shall be solely liable, jointly and severally, for their acts or omissions with respect to such delegated authority and responsibilities. Committee members not so designated shall be relieved from liability for any act or omission resulting from such delegation.

(d)    Authority and Responsibility. The Committee shall have full authority and responsibility to interpret and construe the Plan and determine all questions of the status and rights of the Participants and the amounts of their contributions. Its interpretation, construction or determination, as the case may be, shall be final and conclusive on both the Bank and the Participants and their respective successors, assigns, personal representatives and Beneficiaries. Such authority and responsibility shall include, but shall not be limited to, the following:

(i)    Appointment of qualified accountants, consultants, administrators, counsel, appraisers, or other persons it deems necessary or advisable who shall serve the Committee as advisors only and shall not exercise any discretionary authority, responsibility or control with respect to the management or administration of the Plan;

(ii)    Determination of all benefits, and resolution of all questions arising from the administration, interpretation and application of the Plan;

(iii)    Adoption of forms and regulations for the administration of the Plan;

(iv)    Remedy of all inequity resulting from incorrect information received or communicated, or from administrative error;

(v)    Settlement or compromise of any claims or debts arising from the operation of the Plan and the commencement of any legal actions or administrative proceeding.

(e)    Indemnification. The Bank shall indemnify and hold the members of the Committee harmless against liability incurred in the administration of the Plan, except for the gross negligence or willful misconduct of any member.

8.5    Plan Interpretation. The Board, or the Committee if such responsibility is delegated, shall have complete discretion to interpret all provisions of the Plan and to establish reasonable rules and procedures to facilitate the administration of the Plan.

8.6    Benefits Non-Assignable. Neither a Participant nor any Beneficiary under the Plan shall have any right to assign, transfer, pledge or otherwise encumber the right to receive any benefits hereunder, and any attempted assignment, transfer, pledge or other encumbrance shall be null and void, and have no effect. Similarly, no rights under the Plan shall be subject to attachment or garnishment, or otherwise subject to liability for the debts, contracts, liabilities or torts by the creditors of any Participant or Beneficiary.

Notwithstanding the general inability to assign benefits under the Plan, consistent with IRS Notice 2002-31 and Revenue Ruling 2002-22, to the extent that a valid Property Settlement or Divorce Decree directs that any portion of a Participant’s benefits under the Plan be designated to a former Spouse, benefits shall be paid to the Spouse, at the same time benefits would otherwise have been payable to the Participant. In no event, shall any former Spouse obtain any additional rights to receive any form of distribution, or benefits payable in any manner not permitted under the Plan, or at any time earlier than when a Participant would otherwise have been entitled to receive such benefits.

8.7    Amendment and Termination. The Board shall have the right, at any time, to amend or terminate the Plan, in whole or in part, provided that such amendment or termination shall not adversely affect any benefits which have been credited to Participant Accounts. The Board may not reduce or modify any benefit which has vested under Article VI without the written consent of each Participant, or if any Participant has died, the Participant’s Beneficiaries. The ability of the Bank to terminate the Plan, and the timing and manner of distributing benefits in connection with any termination of the Plan, shall in all respects comply with Section 409A of the Code.

8.8    Employment Not Guaranteed by Plan. Participation in the Plan shall not be deemed to be consideration for, or an inducement to, or a condition of the employment of any employee. Nothing contained in this Plan shall be deemed to give any Participants the right to be retained in the employment of the Bank, nor shall any Participant, retired Participant, deceased Participant, disabled Participant, or terminated Participant have any right to any payment, except as such payment may be provided under the terms of the Plan.

8.9    Compliance With the Code. The Plan is intended to comply with the provisions of Section 409A of the Code, and all other provisions. If there is any discrepancy between the provisions of this Plan and the provisions of Section 409A, this discrepancy shall be resolved in a manner as to give full effect to the provisions of Section 409A of the Code.

8.10    Consequences of a Violation. All Participants shall be informed that they may voluntarily participate in the Plan, after being notified of their eligibility to participate in the Plan. All Participants shall be notified of the potential tax consequences under Section 409A, if the provisions of the Plan and Section 409A are not followed, including the imposition of immediate income taxes, a 20% excise tax, underpayment of interest penalties, and Form W-2 reporting. All Participants shall also be informed that the amount of their benefits under the Plan shall be reported to the IRS, as required for nonqualified deferred compensation programs.

8.11    FICA Taxes. All Participants shall be informed that when their benefits become vested under the Plan, and not subject to any substantial risk of forfeiture under Sections 3121(v) and 3306(r) and other provisions of the Code, the Participants shall be subject to FICA and all related taxes. The Bank shall have the right to withhold from a Participant’s other wages, any FICA or other related taxes required to be withheld as provided in Section 8.12.

8.12    Taxes. The Bank shall be entitled to deduct from all benefit payments made to a Participant or any Beneficiary all applicable federal, state or local taxes required by law to be withheld from such payments.

8.13    Effective Date of Linked Plan Rules. Notwithstanding any provisions to the contrary, effective as of January 1, 2008, all linked nonqualified deferred compensation plans must conform with the Section 409A rules regarding the timing and form of distributions. However, transition rules permit Participants in plans that are subject to section 409A of the Code to make elections, or new elections, as to the time and form of payment in 2007, provided such elections do not accelerate payment to 2007 of amounts that would otherwise have been paid in a later year, or defer to a later year a payment that would otherwise have been made in 2007.

8.14    No Specified Employees. Since the Bank is not a publicly traded company, no “Specified Employees,” exist to be subject to the 6 month delay in payment or other rules under Section 409A.

8.15    Top Hat Plan. ERISA generally applies to protect the interests of “employees”, and DOL Regulation Section 2520.104-23 establishes rules for certain arrangements that provide benefits for a select group of management or Highly Compensated Employees, referred to as “Top Hat” programs. This Plan is intended to be a Top Hat program under ERISA. In determining if the Plan satisfies all rules to be classified as a Top Hat program, or in reviewing the number of Participants in the Plan for any reasons, all employees of the Bank and any Related Entities, whether foreign or domestic, shall be taken into consideration.

8.16    Merger or Acquisition. Nothing contained herein shall preclude the Bank from merging into or with, or being acquired by, another business entity which assumes this Plan.

8.17    Satisfaction of Liability. After all benefits have been distributed in full to a Participant, his Beneficiary, or a Substitute Payee (as provided below in section 8.18), all liability to such Participant or to his Beneficiary shall cease.

8.18    Substitute Payee. If a Participant or Beneficiary entitled to receive any benefits hereunder is in his minority, or is, in the judgment of the Committee, legally, physically, or mentally incapable of personally receiving and receipting any distribution, the Committee may make distributions to a legally appointed guardian or to such other person or institution as, in the judgment of the Committee, is then maintaining or has custody of the payee.

8.19    Required Information. The Bank, Participants, or Beneficiaries entitled to benefits shall furnish forms and any information or evidence as requested by the Committee for the proper administration of the Plan. Failure on the part of any Participant or Beneficiary to comply with such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits, until the information or evidence requested is received, as long as such a delay does not result in any violations under Section 409A of the Code.

8.20    Binding Upon Successors. The liabilities under the Plan shall be binding upon any successor or assign of the Bank and any purchaser of the Bank or purchaser of substantially all of the assets of the Bank, and this Plan shall continue in full force and effect.

8.21    Annual Statement. Participants shall receive an annual statement after the end of each Plan Year, confirming the amounts credited to each Participant’s Account.

8.22    Expenses. All expenses incurred in administering the Plan shall be paid by the Bank.

8.23    Form of Communication. Any election, claims, notice or other communication required or permitted to be made by a Participant under this Plan shall be made in writing and in such form as shall be prescribed by the Committee. Such communication shall be effective upon receipt, if hand delivered or sent by first class mail, postage pre-paid, return receipt requested to Somerset Savings Bank SLA, 220 West Union Avenue, P.O. Box 220, Bound Brook, New Jersey 08805.

8.24    Gender and Number. The masculine gender, where appearing herein, shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

8.25    Captions. The captions at the head of a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

8.26    Severability. The invalidity of any portion of this Plan shall not invalidate the remainder, and the remainder shall continue in full force and effect.

8.27    Binding Agreement. The provisions of this Plan shall be binding upon the Participant and the Bank and their successors, assigns, heirs, executors and beneficiaries.

8.28    Governing Laws. The Plan shall be governed and construed in accordance with the laws of the State of New Jersey, except to the extent preempted by federal law.

The Plan is amended and restated effective as of January 1, 2019.

SOMERSET SAVINGS BANK, SLA

BY:	/s/ William Taylor
William Taylor